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                                                                       EXHIBIT 2



                 AGREEMENT FOR THE SALE, PURCHASE AND ASSIGNMENT
                         OF THE ENTIRE SHARE CAPITAL OF


                          HARTEK BEVERAGE HANDLING GmbH

                                       AND

                        HARTEK-AWAGEM VERTRIEBGES. m.b.H.

1. Mr E. Hartwall, identified through his passport, acting not in his own name but as director of HARTEK BEVERAGE HANDLING BV, which has its registered offices at Fokkerstraat 11, 2811 Reeuwijk, Netherlands, and is registered in the Commercial Register of the Chamber of Industry and Commerce for Central Holland under file number 37302 (hereinafter referred to as THE VENDOR). A copy of an extract from the Commercial Register of the Vendor is attached as APPENDIX 1.

2. Mr D. Holmes, identified through his passport, acting not in his own name but as authorized agent for SCOTSMAN GROUP, INC., which has its registered office at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, USA (hereinafter referred to as THE PURCHASER), pursuant to the Power of Attorney, a copy of which is attached hereto as APPENDIX 2.

3. Mr E. Hartwall, identified through his passport, acting not in his own name but as director of HARTWALL BOLAGEN AB, Korsakerswagen 4, 00390 Helsingfors, Finland (hereinafter referred to as HARTWALL BOLAGEN).

4. Mr D. Holmes, identified through his passport, acting not in his own name but as authorized agent for SCOTSMAN INDUSTRIES, INC., 775 Corporate Woods Parkway, Vernon Hills, Illinois, USA (hereinafter referred to as SCOTSMAN), pursuant to the Power of Attorney, a copy of which is attached hereto as APPENDIX 3.

The above-named parties represented by the above-named individuals hereby conclude the following:
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                 AGREEMENT FOR THE SALE, PURCHASE AND ASSIGNMENT
                                    OF SHARES

PREAMBLE

A. The Vendor is the sole shareholder, and HARTWALL BOLAGEN is the ultimate parent company of HARTEK BEVERAGE HANDLING GmbH, Otto Hahn Strasse
4, Radevormwald, Germany, which is registered in the Commercial Register of Wipperfurth under file number HRB 1361 (hereinafter referred to as HARTEK), and of HARTEK AWAGEM VERTRIEBSGES. m.b.H., Josef Osterreichergasse 41-4, Vienna, Austria (hereinafter referred to as HARTEK AWAGEM) which is registered in the Commercial Register of Vienna under file number BP360B/FN64432d.

B.       Copies of the following documents are attached to this Agreement as
Appendices:

(a) extracts from the Commercial Registers relating to Hartek dated 10 November 1995 and relating to Hartek Awagem dated 19 December 1995 showing all matters requiring registration as of the date of this Agreement (APPENDIX 4);

(b) the Articles of Association of the Companies as last amended (in der zuletzt beschlossenen Fassung) (APPENDIX 5).

C. The Vendor intends to sell to the Purchaser and the Purchaser intends to acquire from the Vendor all of the Shares in the Companies as going concerns in accordance with the terms and conditions of this Agreement.

D. Hartwall Bolagen intends to guarantee the fulfillment of certain obligations of the Vendor under this Agreement, and Scotsman intends to guarantee the fulfillment of certain obligations of the Purchaser under this Agreement.

THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, except so far as the context otherwise requires, the following terms shall have the following meanings:

ACCOUNTS means:

(a) the audited balance sheets of Hartek and Hartek Awagem as at the Accounts Dates; and

(b) the audited profit and loss accounts of Hartek and Hartek Awagem as at the Accounts Dates,

together with any notes, reports, statements or documents permitted or required by German law in relation to Hartek and by Austrian law in relation to Hartek Awagem to be made thereon or annexed or attached thereto;

ACCOUNTS DATE means the last day of the financial years of Hartek and Hartek Awagem;

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ADDITIONAL CONSIDERATION has the meaning given in clause 4.3;

ATS means Austrian Schillings;

AUSTRIAN ACCOUNTING PRINCIPLES means generally accepted accounting principles in Austria;

BUILDINGS means all buildings and constructions existing on the Plant Premises at the time of signature of this Agreement;

CASCADE means Hartek Cascade GmbH, Kirchgasse 5, Ratingen;

CASCADE PROFIT AND LOSS PARTICIPATION AGREEMENT means the domination and profit and loss participation agreement between Hartek and Cascade dated 26 February 1993;

CASH BALANCE means the aggregate amount of Hartek and Hartek Awagem's cash reserves as at the Transfer Date;

COMPANY OR THE COMPANIES means Hartek and Hartek Awagem singly and collectively;

COMPLETION ACCOUNTS means the consolidated balance sheet and consolidated profit and loss statements for both Hartek and Hartek Awagem as at the Transfer Date to be established in accordance with clauses 5.1 to 5.5;

DATE OF RECEIPT OF THE COMPLETION ACCOUNTS has the meaning given in clause
5.5.2;

ESCROW ACCOUNT (Notar-Anderkonto) means an escrow account established or to be established with the Escrow Agent at such bank and account as he may specify for the purpose;

ESCROW AGENT means Herr J. Schaudinn, Frankfurt, being a German notary public;

ESCROW AMOUNT means DM 1,500,000 (one million five hundred thousand deutschmarks);

ESCROW GUARANTEE means an unconditional guarantee up to the Escrow Amount payable upon the first written demand of the Purchaser issued by a first class bank in Finland in favor of the Purchaser in form and substance reasonably satisfactory to the Purchaser pursuant to clause 4.6;

ESTIMATED FUNDING COST DIFFERENCE means DM600,000 (six hundred thousand deutschmarks);

ESTIMATED MONETARY DEBTS means DM7,500,000 (seven million, five hundred thousand deutschmarks);

EXPERTS means an independent firm of internationally recognized chartered accountants to be agreed upon by the Vendor and the Purchaser pursuant to clause
5.4 or, failing Agreement between the Vendor and the Purchaser pursuant to clause 5.4, to be selected by the president for the time being of the Industrie-und Handelskammer in Dusseldorf;

FUNDING COST DIFFERENCE means the amount by which the aggregate projected cost to Hartek of borrowing the Monetary Debts from the Transfer Date to their respective maturities exceeds the aggregate projected

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cost which Scotsman would incur if it borrowed an amount equal to the Monetary
Debts for such period, discounted forwards at the rate per annum which is Scotsman's cost of borrowing (as aforesaid) and determined in accordance with clause 5.6.8;

GERMAN ACCOUNTING PRINCIPLES means accounting principles in accordance with ss.246 et sequ. of the German Commercial Code and generally accepted in Germany (Grundsatze ordnungsmassiger Buchfuhrung und Bilanzierung);

GROUP COST AGREEMENT means the agreement dated 23 November 1995 made between Hartek Invest OY AB and Hartek;

HARTEK means Hartek Beverage Handling GmbH, Otto Hahn Strasse 4, Radevormwald;

HARTEK AWAGEN means Hartek Awagem Vertriebsges.m.b.H., Josef Osterreichergasse 41-4, Vienna, Austria;

HARTEK AWAGEM BUSINESS means the trading with goods of all kinds, especially drink dispensing systems and catering equipment, as well as the planning, installation and servicing of such equipment;

HARTEK AWAGEM SHARES means all shares in Hartek Awagem;

HARTEK AWAGEM SHARE CAPITAL means the registered share capital (Stamnikapital) of Hartek Awagem amounting to ATS 1,500,000;

HARTEK BUSINESS means the manufacturing and sale of equipment and components for the storage, the cooling and the dispensing of beverages of all kinds as well as of similar devices, especially the manufacturing and sale of beverage dispensing systems;

HARTEK SHARES means all shares in Hartek;

HARTEK SHARE CAPITAL means the registered share capital (Stamnikapital) of Hartek amounting to DM1,150,000;

HARTWALL BOLAGEN means Hartwall Bolagen AB, Korsakerswagen 4, 00390 Helsingfors, Finland;

INDUSTRIAL PROPERTY RIGHTS means all industrial property rights including, in particular, patents (Patente), marks (Marken), brand names, copyrights and design rights (Gebrauch- und Geschmacksmuster);

KALL means Kall GmbH;

KALL PROFIT AND LOSS PARTICIPATION AGREEMENT means the domination and profit and loss participation agreement between Hartek and Kall dated 18 July 1991;

LEASED PREMISES means all real property on which the Companies operate or of which they otherwise make use other than the Plant Premises;

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LICENSES means all licenses and permits (Erlaubnisse und Genehmigungen) required by any of the Companies for carrying on its business effectively in the places and in the manner in which it is carried on as at the date of signature of this Agreement;

MAIN AMOUNT means DM5,400,000 (five million four hundred thousand deutschmarks);

MONETARY DEBTS means all interest bearing bank debts of the Companies on a consolidated basis as at the Transfer Date;

NET EQUITY means (in the sense of section 266 paragraph 3 lit. A of the German Commercial Code -Handelsgesetzbuch, HGB) the monetary figure expressed in DM for Hartek and Hartek Awagem on a consolidated basis as shown in the Completion Accounts which results from the following calculation:

         subscribed capital (geszeichnetes Kapital)

         plus capital reserve (Kapitalucklage)

         plus profit reserves (Gewinnrucklage)

         plus profit carry forward/minus loss carry forward
         (Gewinnvortrag/Verlustvortrag)

         plus profit for 1995/minus loss for 1995 (Jahresuberschuss 1995/Jahresfehlbetrag 1995).

NET EQUITY SHORTFALL means the amount by which actual Net Equity (as determined by reference to the Completion Accounts) falls short of DM8,300,000 (eight million three hundred thousand deutschmarks) as at the Transfer Date;

PLANT PREMISES means the Companies' real estate listed in APPENDIX 6;

POLICIES means the insurance policies taken out by the Companies as at the date of signature of this Agreement;

PURCHASE PRICE means DM 15,000,000 (in words: fifteen million deutschmarks) less the aggregate of:

(a)      the Monetary Debts; and

(b)      the Funding Cost Difference,

as adjusted pursuant to the terms of this Agreement;

PURCHASER means Scotsman Group, Inc.;

PURCHASER'S ACCOUNTANTS means Arthur Andersen & Co. GmbH,
Wirtschaftsprufungsgesellschaft, Steuerberatungsgesellschaft/Koln und
Dusseldorf;

SCOTSMAN means Scotsman Industries, Inc.;

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SHARES means singly and collectively the Hartek Shares and the Hartek Awagem
Shares;

STATEMENTS means the statements contained in clauses 9.2 to 9.28;

TAX shall have the meaning set out in clause 7.2.1;

TAX LIABILITY shall have the meaning set out in clause 7.2.2;

TRANSFER DATE means 31 December 1995, 24.00 hrs;

VENDOR means Hartek Beverage Handling BV;

VENDOR'S ACCOUNTANTS means KPMG Peat Marwick, Dusseldorf;

VENDOR'S BEST KNOWLEDGE means the best knowledge of any current directeur of the Vendor, member of the board of directors of Hartwall Bolagen, or Geschaftsfuhrer of Hartek or Hartek Awagem, together with the best knowledge of Frau Loffler, as the case may be;

VENDOR GROUP means the group of companies affiliated with the Vendor or Hartwall Bolagen (verbundene Unternehmen) within the meaning of section 15 of the German Stock Corporation Act).

1.2      In this Agreement, unless the context otherwise requires:

(a)      words denoting any gender shall include all genders;

(b)      words denoting the singular shall include the plural and vice versa;

(c) the headings are inserted for convenience only and shall not affect the construction of this Agreement;

(d) references to the Preamble, clauses and Appendices and subdivisions thereof are to the Preamble and clauses of and Appendices to this Agreement and subdivisions thereof respectively.

1.3 The Preamble and Appendices hereto form part of this Agreement and shall have the force and effect as expressly set out in the body of this Agreement. Accordingly, any reference to "this Agreement" shall include the Preamble and Appendices hereto.

SALE AND ASSIGNMENT OF SHARES

2.1.1 The Hartek Share Capital amounts to DM 1,150,000 consisting of one share in a nominal amount of DM 1,150,000.

2.1.2 The Hartek Awagem Share Capital amounts to ATS 1,500,000 consisting one share in a nominal amount of ATS 1,500,00.

2.2 The Hartek Shares represent 100% of the Hartek Share Capital and the Hartek Awagem Shares represent 100% of the Hartek Awagem Share Capital.

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2.3      The Vendor hereby offers to sell and assign the Shares including all ancillary rights and claims attaching thereto to the Purchaser. The Purchaser hereby accepts this offer. The assignment will be effected by notarized contracts which will be concluded by the Parties immediately after the signing of this Agreement. Such notarization will cure the formal deficiencies of this Agreement in accordance with Article 15 paragraph (4) of the German GmbH Act.

2.4 The Shareholders Meeting of Hartek has by way of shareholders' resolution, which is attached as APPENDIX 7, granted its consent to the sale and assignment of the Hartek Shares to the Purchaser.

PROFITS

3. For the avoidance of doubt, any right to the profit of the Companies during their current financial year ending on 31 December 1995 shall accrue to the Purchaser.

CONSIDERATION FOR THE SHARES

4.1 The consideration for the Shares shall consist of the Purchase Price and the Additional Consideration.

PAYMENT OF THE PURCHASE PRICE

4.2      The Purchaser shall:

(a) within two business days after the date of this Agreement remit the Main Amount and the Escrow Amount to a bank account of Freshfields, Frankfurt, legal advisers to the Purchaser, and provide the Vendor with a fax copy of the remittance instruction to its bank and the instructions to Freshfields to remit such amounts in accordance with paragraph (b) below;

(b) subject to the satisfaction (or waiver by the Purchaser) of the undertakings set out in paragraphs (c), (d), (e), (f) and (g) of clause 6.1, on or before the Transfer Date, pay:

         (i) the Main Amount to the Vendor to such bank and account as the Vendor shall notify for the purpose; and

         (ii) the Escrow Amount by remittance into the Escrow Account or, if the Escrow Guarantee has been established on or before the Transfer Date pursuant to clause 4.6, to the Vendor together with the Main Amount in accordance with paragraph (i) above.

The Escrow Account shall be operated in accordance with clause 4.5. The Escrow Guarantee may be established in accordance with clause 4.6.

THE ADDITIONAL CONSIDERATION

4.3.1 The Additional Consideration (the ADDITIONAL CONSIDERATION) shall consist of 75% of the actual amount of any tax saving realized by Hartek in respect of each of its financial years ended on 31 December 1996, 1997 and 1998 through the use of the amount of any tax loss carry forward available to Hartek as at the Transfer Date in reduction of taxable profits for those financial years Provided that

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the Additional Consideration shall not exceed in aggregate DM 2.2 million (the
MAXIMUM ADDITIONAL CONSIDERATION).

4.3.2 Subject to clause 4.3.3, the Additional Consideration shall be paid by the Purchaser to the Vendor within four (4) weeks after Hartek's audited statutory annual accounts for each relevant financial year have been determined (festgestellt) by Hartek's shareholders' meeting pursuant to section 42a of the German law concerning companies with limited liability (Gesetz betreffend die Gesellschaften mit beschrankter Haftung-GmbHG).

4.3.3 If the sum of the payments made pursuant to clause 4.3.2 has reached the Maximum Additional Consideration, then the Purchaser shall have no obligation to pay any further Additional Consideration to the Vendor. If the use of any tax loss carry forward in respect of which Additional Consideration has been paid to the Vendor pursuant to clause 4.3.2 is not permitted by any relevant German tax authority with the result that tax is paid by Hartek, then the Vendor shall, on or before the date such tax is payable by the Purchaser, repay the amount of that Additional Consideration to the Purchaser. If such tax payment is successfully appealed then the Additional Consideration shall be repaid to the Vendor.

4.3.4 The Purchaser undertakes with the Vendor that it will not carry out any restructuring or other change to the business or operating methods of Hartek or its accounting principles as at the Transfer Date whose sole or main purpose is to avoid the payment of Additional Consideration to the Vendor or to reduce the amount which would, but for such restructuring or other change, have otherwise been payable.

BANK ACCOUNTS

4.4 All payments to be made to the Vendor or Purchaser under this Agreement, other than the payments into the Escrow Account, shall be made into the account of the Vendor or the Purchaser to such bank and account as each may specify for the purpose.

THE ESCROW ACCOUNT

4.5      The funds in the Escrow Account shall be held on the following terms:

(a) any bank or other charges arising on the Escrow Account shall be charged to the Escrow Account;

(b) any interest or profit generated on the Escrow Account (subject to any deduction of tax at source or any bank or other charges properly charged to the Escrow Account) (the INCOME) shall accrue to and form part of the Escrow Account. Each time part of the funds in the Escrow Account is paid out it shall have added to it the corresponding proportion of the Income;

(c) subject to paragraphs (d) and (e) below, the funds in the Escrow Account shall be retained for a period of 12 months from the Transfer Date (the ESCROW PERIOD). At the end of the Escrow Period (subject to paragraphs (e) and (f) below) the Escrow Agent shall release to the Vendor the funds in the Escrow Account (together with any Income);

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(d)      immediately upon final determination of any amount payable pursuant to clause 5.6, the Purchaser and the Vendor shall issue joint written instructions to the Escrow Agent to release such amount from the Escrow Account to the Purchaser or the Vendor, as the case may be;

(e) to the extent that, prior to the expiry of the Escrow Period, the Purchaser shall have notified the Vendor and the Escrow Agent of any other claim arising under this Agreement (including, without limitation, pursuant to clause 6, 7, 8, 9 or 10) and the amount of any such claim shall have been agreed by the Vendor and the Purchaser or determined in accordance with clause 21.2 the Escrow Agent shall immediately upon such agreement or determination pay the amount of such claim from the Escrow Account to the Purchaser;

(f) to the extent that the liability for or the quantum of any claim or claims notified under (e) above shall not have been agreed or determined (as described above) by the expiry of the Escrow Period, the amount claimed (together with any interest thereon) shall continue to be held in the Escrow Account after expiry of the Escrow Period pending agreement or determination; immediately upon such agreement or determination the Escrow Agent shall pay the amount of any claim from the Escrow Account to the Purchaser and, immediately all such claims have been so agreed or determined, the balance (if any) remaining in the Escrow Account shall be paid to the Vendor.

THE ESCROW GUARANTEE

4.6.1 The Vendor shall be entitled on or before the Transfer Date or by not less than thirty (30) days notice to the Purchaser at any time during the Escrow Period to provide an Escrow Guarantee for the Escrow Period in favor of the Purchaser for the Escrow Amount in substitution for operation of the Escrow Account pursuant to clause 4.5

4.6.2 Upon delivery of the Escrow Guarantee to the Purchaser, the Purchaser and the Vendor will instruct the Escrow Agent to pay the full amount then standing to the credit of the Escrow Account to the Vendor LESS the amount (if any) of any claim or claims which have been made but not agreed or determined as referred to in clause 4.5(f) which shall remain in such Escrow Account in accordance with that paragraph and LESS any amounts which are to be paid to the Purchaser pursuant to clause 4.5(d) or (e) which shall be remitted to the Purchaser.

4.6.3 The Purchaser shall be entitled to demand payment under the Escrow Guarantee to the Escrow Agent into the Escrow Account on or before expiry of the Escrow Period of the amount of any claim to be held thereafter in accordance with clause 4.5(f).

COMPLETION ACCOUNTS

COMPLETION ACCOUNTS

5.1.1 The Vendor and the Purchaser shall use all reasonable endeavours to procure that, promptly after the Transfer Date, the Completion Accounts for the Companies are prepared and consolidated on the basis of German Accounting Principles.

5.1.2 For the purposes of the Completion Accounts, the stocks and the inventory of the Companies shall be valued in accordance with the following rules and principles. The value of the stocks and the

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inventory shall be determined, based on a physical inventory at the Transfer
Date, at the respective Company's average costs as presently applied. The value so determined shall then be adjusted for any excess or obsolete inventory or stocks, which shall be determined according to the following guidelines:

(a) raw materials (including purchased parts) or work in progress acquired for use in a product not currently offered for sale by any of the Companies, even if such product is listed in the respective Company's most recent catalogue, shall be valued at one DM;

(b) finished goods not currently offered for sale by any of the Companies, even if such products are listed in the respective Company's most recent catalogue, shall be valued at one DM;

(c) any inventory or stocks (except products which have been introduced into the market by the respective Company during the last six months prior to the Transfer Date) which could not be expected to be consumed within:

         (i) six months (but less than one year) shall be subject to a discount of 25%;

         (ii) one year (but less than 18 months) shall be subject to a discount of 50%;

         (iii) 18 months (but less than 2 years) shall be subject to a discount of 75%;

         (iv) two years or more shall be discounted to one DM (such time periods being based on the rate of sales for (or in the case of raw materials, usage of) those products during the year preceding the Transfer Date);

(d) items of inventory or stock which are damaged and are not economically repairable, shall be valued at one DM; and

(e) returned goods which are not re-saleable in accordance with customary industry practice at or above the inventory value that would otherwise have been attributed thereto, shall be valued at one DM.

PREPARATION OF DRAFT COMPLETION ACCOUNTS

5.2 The Purchaser shall arrange for draft Completion Accounts to be prepared by the Companies, and the Purchaser and the Vendor shall arrange that the draft Completion Accounts be jointly reviewed by Purchaser's Accountants and Vendor's Accountants with a view to such reviewed draft Completion Accounts being delivered to the Purchaser and the Vendor within 45 days after the Transfer Date. The Purchaser shall use all reasonable endeavours to ensure that the Companies provide the Purchaser's Accountants and the Vendor's Accountants with such access to such accounts, working papers and other financial information of the Companies as is reasonably necessary for the purpose of their review of the draft Completion Accounts.

NOTIFICATION

5.3 The Purchaser and the Vendor shall notify each other in writing within 30 days of receipt of such draft Completion Accounts if either of them or both do not accept them for the purposes of this

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Agreement. If the Purchaser and/or the Vendor notifies the other that it does not accept such draft Completion Accounts:

(a) it shall set out in detail its reasons for such non-acceptance and specify the adjustments (and provide appropriate supporting evidence for each such adjustment) which, in its opinion, should be made to the draft Completion Accounts in order to comply with the requirements of this Agreement; and

(b) the parties shall use all reasonable endeavours to meet and discuss the objections of the Purchaser and/or the Vendor and to reach Agreement upon the adjustments (if any) required to be made to the draft Completion Accounts.

RESOLUTION OF DISPUTES

5.4 If the Vendor and the Purchaser do not reach Agreement within 30 days of the Purchaser's and/or Vendor's notice of non-acceptance under clause 5.3, whichever is earlier, then the matters in dispute shall be referred, on the application of either party, for determination by the Experts, to be agreed upon between the Purchaser and the Vendor or failing agreement between the Vendor and the Purchaser within 14 days from the said application, to be selected by the president for the time being of the Industrie- und Handelskammer in Dusseldorf. The following terms of reference shall apply:

         (a) the Purchaser's Accountants and the Vendor's Accountants shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to the Experts;

         (b) in giving such determination, the Experts shall state what adjustments (if any) are necessary to the draft Completion Accounts in respect of the matters in dispute (but in so doing shall not exceed the scope of any such matters referred to them for determination) in order to comply with the requirements of this Agreement;

         (c) the Experts shall act as an expert (Schiedsgutachter) (and not as an arbitrator (Schiedsrichter)) in making any such determination which shall be final and binding on the parties; and

         (d) the Experts' expenses shall be borne between the Vendor and the Purchaser in such proportions as the Experts shall determine by applying ss.ss. 91 et seq. of the German Code on Civil Procedure.

FINAL DETERMINATION

5.5.1 If the Vendor and the Purchaser reach Agreement on the draft Completion Accounts or the draft Completion Accounts are finally determined by the Experts or the Purchaser and the Vendor have not notified the other pursuant to clause
5.3 of any objections to the draft Completion Accounts:

(a) the draft Completion Accounts as so agreed, determined or (as the case may be) non-objected shall be the Completion Accounts for the purposes of this Agreement and shall be final and binding on the parties; and

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(b)      the amount of the Net Equity, Cash Balance and Monetary Debts (and the
         amount payable pursuant to clause 5.6.5) shall be derived from the Completion Accounts.

5.5.2 The Experts shall send the Completion Accounts immediately after their determination to the Vendor and to the Purchaser, notifying the Vendor and Purchaser by fax of such dispatch. and the Vendor and the Purchaser shall be deemed to have received such Completion Accounts two working days later (the DATE OF RECEIPT OF THE COMPLETION ACCOUNTS). If the draft Completion Accounts become the Completion Accounts by Agreement of the Vendor and the Purchaser pursuant to clause 5.5.1(a) or by non-objection pursuant to clause 5.5.1 (a), then such events shall also constitute Dates of Receipt of the Completion Accounts for the purposes of this Agreement.

ADJUSTMENT OF PURCHASE PRICE

5.6.1 If the Completion Accounts show a Net Equity Shortfall, then the Purchase Price shall be reduced by an amount equal to such Net Equity Shortfall.

5.6.2 If the Monetary Debts are less than the Estimated Monetary Debts, the Purchase Price shall be increased by the amount of such shortfall. If the Monetary Debts are greater than the Estimated Monetary Debts, the Purchase Price shall be reduced by the amount of such excess except and to the extent that the Cash Balance exceeds DM1,000,000 (one million deutschmarks).

5.6.3 If the Cash Balance is less than DM1,000,000 (one million deutschmarks), the Purchase Price shall be reduced by the amount of such shortfall.

5.6.4 If the Funding Cost Difference is less than the Estimated Funding Cost Difference, the Purchase Price shall be increased by the amount of such shortfall. If the Funding Cost Difference is greater than the Estimated Funding Cost Difference, the Purchase Price shall be reduced by the amount of such shortfall.

5.6.5 The net amount of any increase or decrease (as the case may be) of the Purchase Price pursuant to clause 5.6.1, 5.6.2 and 5.6.3 shall be paid to the Vendor or the Purchaser (as the case may be) within ten (10) days of determination thereof and, (if relevant) notification pursuant to clause 5.7.1.

5.6.6 The amount of any increase or decrease (as the case may be) of the Purchase Price pursuant to clause 5.6.4 shall be paid to the Vendor or the Purchaser (as the case may be) within ten (10) days of notification to the Vendor of the amount of the Funding Cost Difference pursuant to clause 5.6.8.

5.6.7 If the Escrow Amount is not sufficient to cover the adjustment pursuant to this clause 5.6 then, subject to clause 5.7.2, the Vendor shall pay to the Purchaser the amount not so covered within ten (10) days upon the Purchaser's written request.

5.6.8 The Purchaser shall, during the period of thirty (30) days of the Transfer Date, with the assistance of the Vendor, use its reasonable endeavours to renegotiate the terms and conditions of the Monetary Debts and shall use its best efforts (including the offer of sufficient Scotsman guarantees) to release existing Vendor Group guarantees for the Monetary Debts in each case so as to reduce the Funding Cost Difference. If the terms and conditions have been renegotiated they shall be used as the basis for calculating the Funding Cost Difference. The amount of the Funding Cost Difference shall be determined

(in consultation with the Vendor) by the Purchaser and notified to the Vendor within three (3) months of the Transfer Date.

NOTIFICATION AND RIGHT TO WITHDRAW

5.7.1 The Purchaser shall notify the Vendor of a claim arising under clause 5.6.1, 5.6.2 or 5.6.3 within thirty (30) days of the Date of Receipt of the Completion Accounts.

5.7.2 If the amount claimed by the Purchaser pursuant to clause 5.61 exceeds DM3,000,000 (three million deutschmarks) then the Vendor shall have the option to withdraw from this Agreement without liability (other than to transfer to the Vendor such title to the Shares as the Purchaser received from the Vendor) on the part of the Purchaser.

5.7.3 If the Vendor wishes to exercise the option referred to in clause 5.7.2 it shall do so by notice to the Purchaser within ten (10) days of notification by the Purchaser of the amount claimed from the Vendor pursuant to clause 5.6 and the transfer referred to in clause 5.7.2 shall be conditional upon repayment in full by the Vendor of the Main Amount and release by the Vendor of the full Escrow Amount to the Purchaser, in each case together with interest thereon.

UNDERTAKINGS

PRE-COMPLETION UNDERTAKINGS

6.1 The Vendor undertakes to the Purchaser that on or prior to the Transfer Date it will procure:

(a) the prompt repayment of all debts then owed to the Companies by the Vendor or Hartwall Bolagen or any company within the Vendor Group provided, however, that intercompany debts between Hartek and Hartek Awagem are not subject to such repayment obligation;

(b) the prompt release of the Companies from any intra-group guarantees and, pending such release, to indemnify the Companies from all claims, losses and liabilities arising thereunder;

(c) each of the Kall Profit and Loss Participation Agreement and the Cascade Profit and Loss Participation Agreement will have been terminated;

(d) the entire issued share capital of each of Cascade and Kall has been sold by Hartek (and all of the shares in each of Kall and Cascade assigned to a third party) for cash without any liability whatsoever on the part of Hartek at a price in the case of Kall which is not less than the value attributed to it in the 1994 Accounts of Hartek and in the case of Cascade, at a price of DM100,000 in accordance with paragraph (g) below;

(e) the delivery to the Purchaser of a Control Power of Attorney duly executed by the Vendor in the form set out in APPENDIX 8;

(f) the delivery to the Purchaser of a waiver by the lenders of the Monetary Debts of any right to require repayment of all or any part of the Monetary Debts by reason of the sale of the Shares by the Vendor to the Purchaser in the form attached as APPENDIX 9;

(g) that Hartwall Bolagen shall purchase from Hartek for cash at face value, the debt in the amount of DM1,500,000 owed to Hartek by Cascade. Hartek shall utilize the purchase proceeds in part repayment of the debt of DM1,600,000 owed to Cascade by Hartek and shall repay the balance of such debt from its own funds. Hartwall Bolagen shall acquire all the shares in Cascade from Hartek for cash pursuant to paragraph
         (d) above, for a purchase price of DM100,000;

(h) all the members of the board (Beirat) of Hartek will resign without any claim for compensation.

POST-COMPLETION UNDERTAKINGS

6.2.1 The parties agree that Hartwall Bolagen and the Purchaser on behalf of the Companies or the Companies directly with Hartwall Bolagen shall from time to time negotiate at regular intervals over a three-year period from the Transfer Date for continued sales by the Companies on arms-length terms of such proportion of the Vendor Group's requirements of the Companies' products as may be appropriate having regard to market conditions and to the extent that it shall be lawful to do.

6.2.2 If after the Transfer Date a creditor of Cascade or Kall requires Hartek pursuant to Section 303 (1) of the German Stock Corporation Act to provide to it collateral in respect of a claim it has or alleges it has against Cascade or Kall, the Purchaser shall notify the Vendor thereof whereupon the Vendor shall promptly provide or make available to that creditor collateral within the meaning of Section 303 (1) of the Stock Corporation Act. The Vendor undertakes to indemnify Hartek or the Purchaser (as the Purchaser may elect) on first written demand against any costs or losses Hartek may incur as a result of a creditor making any such claim against Hartek or of Cascade or Kall making any claim against Hartek under the Cascade Profit and Loss Participation Agreement or Kall Profit and Loss Participation Agreement (or any third party making a claim deriving therefrom).

6.2.3 The Vendor shall, within thirty (30) days of notice from the Purchaser, reimburse the Purchaser for any accounts receivable of the Companies shown in the Completion Accounts which remain unpaid 180 days after the Transfer Date to the extent that the aggregate amount remaining unpaid exceeds the provision for bad debts contained in the Completion Accounts. The maximum liability of the Vendor under this clause 6.2.3 shall not exceed DM 500,000 (five hundred thousand deutschmarks) in aggregate.

TAX

TAX INDEMNITY

7.1 The Vendor shall indemnify the Companies from, and hold the Companies harmless in respect of any Tax Liability (as defined in clause 7.2.2 below) which exists on the Transfer Date, or which arises from or relates to acts, omissions or circumstances in the period prior to the Transfer Date except to the extent that provisions in respect of the Tax Liability (as defined in clause
7.2.2 below) have been made in the Completion Accounts.

DEFINITIONS

7.2 For the purposes of this Agreement, the following terms shall have the following meaning:

7.2.1    TAX shall include:

(a) any tax (Steuern) within the meaning of ss.3 sub-paragraphs (1) and (2) of the German Tax Procedure Act (Abgabenordnung);

(b)      social security payments (Sozialversicherungsbeitrage);

(c) payments to the Association for the Guaranty of Pensions in Cases of Bankruptcy (Pensionssicherungsverein),

together with any payment relating to any of the above including interest, costs, penalties, late payment charges, late filing charges and any comparable obligations (steuerliche Nebenleistungen) within the meaning of ss.3 sub-paragraph (3) of the German Tax Procedure Act.

7.2.2    For the purposes of this Agreement TAX LIABILITY shall mean:

(a) any liability of any of the Companies to make a payment of or relating to Tax (in this event the Tax Liability shall be equal to the amount so payable); and

(b)      the loss (full or partial) of

         (i) any right to repayment in respect of Tax (or the right to set off any right to repayment of Tax against any Tax Liability) to the extent such right is included in the Completion Accounts (in this event the Tax Liability shall be equal to the amount of the right so lost); and

         (ii) any allowance, depreciation (Abschreibung), credit, deduction or exemption relevant to the computation of any income, profits or gains and net worth (Vermogen) for the purposes of any Tax payable by any of the Companies (in this event the Tax Liability shall be calculated on the assumption that the allowance, credit or exemption can be used immediately)

         by any of the Companies; and

(c) any disadvantage of any of the Companies relating to Tax which results from an assessment of the equity breakdown (Bescheid uber die Feststellung des verwendbaren Eigenkapitals) of the respective Company deviating from that shown in the tax return of that Company for the financial year ending as at 31 December 1994 (in this event the Tax Liability shall be calculated on the assumption that such disadvantage materializes immediately).

NOTIFICATION OF CLAIMS AND CONDUCT OF DISPUTES

7.3 If the Purchaser becomes aware that any Tax Liability will give rise to a claim against the Vendor under clause 7.1 above, the Purchaser shall notify the Vendor thereof without undue delay (unverzuglich) and shall take such action as the Vendor may request to dispute the relevant assessment of Tax. The Purchaser shall, however, only be obliged to take such action if he is promptly indemnified from or secured to his reasonable satisfaction by the Vendor against all losses, costs, damages and expenses that may result from such action.

TAX AUDIT/RIGHT OF INSPECTION

7.4 The Purchaser shall inform the Vendor in due course of any impending tax audit relating to financial years of any of the Companies ending on or before the Transfer Date and the Vendor shall be entitled to inspect all tax audit reports and to participate in all discussions with tax auditors relating to such financial years.

TAX REPAYMENTS

7.5 If, in respect of any financial period of either of the Companies expiring on or prior to the Transfer Date either of the Companies receives after the Transfer Date a repayment in respect of Tax then, except to the extent a right to receive such repayment was included in the Completion Accounts, the Purchaser shall pay to the Vendor an amount equal to the actual repayment received by either of the Companies within thirty (30) days of receipt thereof.

NON-COMPETE

RESTRICTION ON COMPETITION

8.1 During a period of five (5) years from the Transfer Date, the Vendor shall not and shall procure that each other member of the Vendor Group shall not (whether directly or indirectly) carry on or be engaged in or (except as the owner for investment purposes of securities listed on a stock exchange and not exceeding three (3) per cent in nominal value of the securities of the listed issuer in question) be interested in any business:

(a) which competes, directly or indirectly, with the Hartek Business and/or the Hartek Awagem Business; and

(b)      which is carried on in the Federal Republic of Germany and/or Austria.

NO SOLICITATION

8.2 The Vendor shall not (and shall procure that each other member of the Vendor Group shall not) within a period of three (3) years after the Transfer Date, directly or indirectly, solicit or endeavour to entice away from the Companies any person who was employed by any of the Companies in skilled or managerial work at any time during the three (3) years prior to the Transfer Date.

PENALTY

8.3      The Vendor shall pay to the Purchaser for each case of a breach of:

(a) clause 8.1 an amount equal to 10% of the turnover generated by the activity carried out in breach of such provision, but in any case a minimum amount of DM 100,000. In the event of a recurring breach, a minimum penalty in the amount of DM 100,000 will be payable for each week of the breach;

(b) clause 8.2 an amount equal to the sum of five times the aggregate of the annual salary and the value in Deutschmarks of any fringe benefits of the respective person.

The right to claim damages or to demand specific performance in the event of a breach of this clause 8 remains with the Purchaser.

GUARANTEES

GUARANTEE

9.1 The Vendor and the Guarantor jointly and severally represent, warrant (sichern zu) and guarantee (garantieren) to the Purchaser as an independent contractual obligation (im Wege eines selbstandigen Garantievertrages) that the statements (the Statements) contained in clauses 9.2 to 9.28 below are correct and not misleading as of the date of signing of this Agreement and as of the Transfer Date (with reference to the facts then existing).

RECITALS, APPENDICES

9.2 The information contained in the Preamble and Appendices to this Agreement is complete and correct in all material respects. Appendices to this Agreement are true and complete copies of the documents in question.

CORPORATE

SHARES

9.3 The Vendor is the sole owner of the Shares. The Shares are in good legal standing and have no defect in title (Rechtsmangel). The Shares (and all other equity shares in either of the Companies which have been issued in the past, whether or not still in existence) have been fully paid up in cash and have not been repaid in whole or in part. The Shares carry full dividend entitlement as at 1 January 1995. No obligation exists in respect of the Shares or otherwise to pay in further capital. There are no rights or claims to issue or grant any shares or equity interests in the Companies.

RIGHTS OF THIRD PARTIES

9.4 The Shares are free from any rights or claims of third parties and are not subject to any option, preemption right or right of first refusal. The Vendor is entitled to transfer the Shares as contemplated by this Agreement to the Purchaser without any third party's consent. The Shares do not represent all or substantially all of the Vendor's assets within the meaning of Section 419 of the German Civil Code.

ENTERPRISE AGREEMENTS

9.5 None of the Companies is party to, or committed to enter into, any enterprise agreement. The Group Cost Agreement will end on the Transfer Date.

BOOKS AND RECORDS

9.6 To the Vendor's Best Knowledge, all books and records of the Companies are complete and correct, have been maintained with the care of a conscientious businessman and the principle of proper bookkeeping.

FINANCIAL

ACCOUNTS

9.7.1 Subject to clause 9.7.2, the Accounts of Hartek and Hartek Awagem for the financial years 1992 (APPENDIX 10), 1993 (APPENDIX 11) and 1994 (APPENDIX
12) have been prepared on the basis of proper bookkeeping (aufgrund ordnungsgemasser Buchfuhrung) and in relation to Hartek in accordance with the German Accounting Principles and in relation to Hartek Awagem in accordance with the Austrian Accounting Principles and, in each case, have been prepared consistently, both in form and substance with the accounts for the relevant preceding financial year of the Companies. The Accounts give a true and fair view of the net worth (Vermogenslage), financial position (Finanzlage) and the results (Ertragslage) of the Companies (in relation to Hartek within the meaning of ss. 264 sub-paragraph (2) of the German Commercial Code and in relation to Hartek Awagem within the meaning of the equivalent terms of the Austrian Accounting Law (Rechnungslegungsgesetz)) as at, and for the financial year ending on the respective Accounts Date. As at the relevant Accounts Date, none of the Companies had liabilities, actual or contingent, known or unknown, and whether or not already existing, other than those shown in the said Accounts. The results of none of the Companies have been affected by any extraordinary profits in relation to Hartek within the meaning of ss. 277 sub-paragraph (4) of the German Commercial Code and in relation to Hartek Awagem, other than as is expressly disclosed in the Accounts affected thereby.

9.7.2 For the avoidance of doubt, the Purchaser acknowledges for the purposes of clause 9.7.1 that each of the Companies has been restructured since the respective Accounts Dates and that such Accounts do not reflect the effects of any restructuring which has taken place after the Accounts Date to which they relate. The Vendor has disclosed to the Purchaser full particulars of all such restructurings.

WORKING CAPITAL/CASH

9.8 The Companies have cash reserves of DM1,000,000 (one million deutschmarks) on a consolidated basis as at the Transfer Date as shown in the Completion Accounts.

DEBTS

9.9 There are no debts owing to any of the Companies other than trade debts incurred in the ordinary and usual course of business of the Companies.

ACCOUNTS RECEIVABLE, BORROWINGS

9.10.1 None of the Companies has outstanding any borrowing or indebtedness in the nature of borrowing other than moneys borrowed from Deutsche Bank and Volksbank Remscheid eG which do not exceed DM10,000,000 and certain details of which are set out in APPENDIX 13.

9.10.2 None of the Companies has received any notice to repay under any Agreement relating to any borrowing or indebtedness in the nature of borrowing which is repayable on demand.

GUARANTEES, COMFORT LETTERS

9.11 None of the Companies has issued any guarantees and/or letters of comfort or similar instruments securing the payment of monies by third parties.

ASSETS

ASSET OWNERSHIP

9.12 Other than in the ordinary course of business, except for the assets listed in APPENDIX 14 all assets included in the Completion Accounts are fully and solely owned by the Companies and free of any rights of third parties.

POSSESSION

9.13 Other than consignment stock as listed in APPENDIX 15 (as at 30 November 1995) and items possessed by third parties in the ordinary cause of business, all of the assets owned by the Companies, or in respect of which the Companies have a right of use, are in the possession of the Companies.

DEPENDENCY

9.14 To the Vendor's Best Knowledge the assets of the Companies and the facilities and services to which the Companies have a contractual right include all rights, properties, assets, facilities and services relevant to the carrying on of the business of the Companies in the manner in which it is currently carried on. Where any assets are used but not owned by the Companies or any facilities or services are provided to the Companies by any third party, they are provided on the basis of arm's length agreements.

CONDITIONS OF ASSETS

9.15     All the plant, machinery, equipment and vehicles used by the Companies:

(a) are in a good state of repair and have been regularly and properly maintained in accordance with all relevant technical specifications, safety regulations and the terms and conditions of any applicable agreement, provided, however, that normal wear and tear as well as past depreciation and actual book value will be taken into consideration;

(b) are capable of being efficiently and properly used for the purposes (pound)or which they were acquired or are retained.

PLANT REGISTER

9.16 The plant registries of the Companies comprise a complete and accurate record of all the plant, machinery, equipment and vehicles owned or possessed by the Companies.

REAL PROPERTY

9.17.1 The Companies have sole and unrestricted title to, and sole possession of, the Plant Premises. Up-to-date extracts from the relevant Land Registers in respect of the Plant Premises are attached as APPENDIX 16. The Companies have not sold, and are not committed to transfer, any or all of the Plant Premises. None of the Companies owns any real property other than the Plant Premises. The Leased Premises are listed in APPENDIX 17. The Leased Premises are used on the basis of valid lease agreements and all buildings thereon are in such condition as corresponds to the relevant lease Agreement.

9.17.2 The Companies have neither granted nor have they committed to grant any encumbrances, restrictions or rights of third parties in relation to the Plant Premises, except for those shown in the extracts from the relevant Land Registers attached as APPENDIX 16. All mortgages (Grundschulden, Hypotheken) listed in relation to Hartek in Part III of the Land Register extracts (APPENDIX
16) secure only liabilities of the Companies which will be fully shown in the Completion Accounts. The Companies have an unconditional right to require the release of any such mortgage or encumbrance if and when the liability secured ceases to exist.

9.17.3 To the Vendor's Best Knowledge, the Buildings do not encroach on property owned by third parties and all permits, licenses etc. required in relation to the Buildings have been properly granted, are of unlimited term and in full force and effect and all conditions attaching to them are, and always have been, duly complied with in all material respects. To the Vendor's Best Knowledge, the condition and the present use of the Plant Premises including the Buildings do not violate any zoning plans, building regulations or other legal provisions.

CONNECTED PARTIES

9.18.1 Except as listed in APPENDIX 18 the Companies have no liabilities to, or for the benefit of, any member of the Vendor Group.

9.18.2 No member of the Vendor Group, at the time of signing of this Agreement, holds an interest in an enterprise which is engaged in the same area of activity as the Companies in the Federal Republic of Germany/Austria.

9.18.3 None of the Companies has any subsidiary or holds any majority or minority interest in another company or enterprise. Hartek's former interests in Cascade and Kall have been (or will have been, not later than the Transfer Date) sold by Hartek at book value and the Cascade Profit and Loss Participation Agreement as well as the Kall Profit and Loss Participation Agreement have been (or will have been, not later than the Transfer Date) validly and irrevocably terminated.

9.18.4 Hartek is not subject to any liabilities resulting from the Cascade Profit and Loss Participation Agreement and/or the Kall Profit and Loss Participation Agreement nor from the former domination and profit and loss participation agreements between Hartek and Kall Schankanlagen GmbH and/or between Hartek and Kall Mix-Drink-GmbH.

ENVIRONMENT

9.19.1 To the Vendor's Best Knowledge there is not currently and there has not been on, into or from any of the Plant Premises or Leased Premises any spill, leakage, discharge, release, emission, injection, escape or deposit of any kind (whether to air, water (including underground water), sewage systems or land or a combination of these) of any substance or energy which may require investigation or remediation and which may result in any liability of any of the Companies or inhibit, restrict or make materially more costly any redevelopment of any of the Plant Premises or Leased Premises or any part thereof.

9.19.2 To the Vendor's Best Knowledge and except as listed in APPENDIX 19 there are no underground storage tanks or vessels (whether used or disused) located on any of the Plant Premises or Leased Premises.

9.19.3 To the Vendor's Best Knowledge none of the Companies has any obligation or liability, absolute or contingent, known or unknown, with respect to the storage, treatment, clean-up, disposal, containment or other remediation of any land, building, water or substance.

9.19.4 All environmental audits and reviews of each of the Companies, its business or the Plant Premises or the Leased Premises have been fully disclosed to the Purchaser.

9.19.5 There has not been on, into or from the former premises at Blau-Kreuz-Heim Strasse 19, 57299 Burbach-Holzhausen any spill, leakage, discharge, release, emission, injection, escape or deposit of any kind (whether to air, water (including underground water), sewage systems or land or a combination of these) of any substance or energy which may require investigation or remediation and which may result in any liability of any of the Companies.

INDUSTRIAL PROPERTY RIGHTS

9.20.1 The Companies do not own any Industrial Property Rights. To the Vendor's Best Knowledge none of the Companies intends to use or requires the use of any Industrial Property Rights. To the Vendor's Best Knowledge, none of the Companies infringes any Industrial Property Rights (or use any confidential information) of third parties.

9.20.2 No third party has been granted by any of the Companies a right to use any Industrial Property Right or the firm name of any of the Companies or any destined part thereof other than as set out in APPENDIX 20.

9.20.3 To the Vendor's Best Knowledge, there is no liability of any of the Companies (actual or contingent) under any statutory employee inventor compensation provision (including, in particular, the Arbeitnehmererfindungsgesetz), or like employee inventor compensation provision, in any jurisdiction.

COMPLIANCE

9.21.1   To the Vendor's Best Knowledge:

(a)      each of the Companies has obtained all Licenses;

(b) the Licenses are in full force and effect, are not limited in duration and not subject to any unusual or onerous conditions;

(c) the Licenses are (and have always been) complied with in all material respects;

(d) there are no circumstances which indicate that any of such Licenses may be revoked or not renewed, in whole or in part, in the ordinary course of events (whether as a result of the acquisition of the Shares or otherwise); and

(e) the supply of water and energy is sufficient for the Companies's current requirements and any planned increases of production and the disposal of waste water is assured to the same degree.

9.21.2. The business operation of the Companies does not infringe any statutory provisions or rights of third parties and the Companies have complied with all their statutory obligations.

9.21.3   To the Vendor's Best Knowledge:

(a) none of the Companies has manufactured, sold or supplied any product or service which is, or will become faulty (fehlerhaft) where the respective Company does not have a valid and enforceable claim for indemnification from any claim and liability resulting therefrom under product liability insurance;

(b) all products manufactured or distributed by any of the Companies comply with all relevant legal provisions and technical standards (such as DIN); and

(c) no change or amendment to any such legal provision or technical standards is currently planned which (once in force) will have the result that the products currently manufactured or distributed by any of the Companies would not comply with such standards and requirements as so amended.

EMPLOYMENT, PENSIONS

9.22.1 APPENDIX 21 sets forth a list of all employees of the Companies with aggregate annual compensation including fringe benefits and bonuses in excess of DM100,000 containing information as to the name, position, date of commencement of employment, salary, date of birth, notice period as well as all other remuneration, bonuses and benefits. None of the Companies has agreed to any variation of the terms of any employment or service Agreement. The Companies do not have any standard terms of employment. All shop agreements (Betriebsvereinbarungen) and other commitments and practices (Betgriebliche Ubung) applicable to any of the Companies or its employees (in whole or in part) are listed or contained in APPENDIX 22. The Companies may at any time discontinue their operations at certain locations, reduce their workforce, cease to employ employees and to implement operational changes (in relation to Hartek within the meaning of Section 111 of the Shop Constitution Act) subject only to the restrictions under applicable statutory law and collective bargaining agreements.

9.22.2 None of the Companies has any absolute or contingent liabilities arising from termination of employment or service agreements, early retirement or pension contracts, commitments or schemes (including any direct pension promise, direct insurance or through the setting up of a support fund or pension fund) other than as listed in APPENDIX 23.

9.22.3 The provisions (Ruckstellungen) made in the Completion Accounts for pension obligations of the Companies are correct and sufficient to cover all the respective pension obligations of the Companies under agreements to which any of the Companies is a party at the Transfer Date.

9.22.4 APPENDIX 24 contains a list of all powers of attorney (including Prokura und Handlungsvollmachten) as well as charts of all signatory authorities (Zeichnungsberechtigung) granted by the Companies.

9.22.5 To the best knowledge of the Vendor and Hartwall Bolagen, Mr Klein does not intend to resign and to the Vendor's Best Knowledge, no senior employee of the Companies intends to resign in either case as a result of the acquisition of the Shares by the Purchaser or other performance of the terms of this Agreement.

INSURANCES

9.23 The Policies are in full force and effect and will remain so for a period of not less than two (2) months following the Transfer Date. All premiums payable under the Policies on or prior to the Transfer Date have been or will be paid when due.

OPERATION OF BUSINESS

9.24 None of the Companies is restricted in the operation of its business to compete with other parties or in the purchasing or acquiring assets other than as provided under applicable statutory law.

CONTRACTUAL MATTERS

9.25.1 Except as specified in APPENDIX 25 there is no Agreement to which any of the Companies is a party:

(a) which, by virtue of the sale and transfer of the Shares or other performance of the terms of this Agreement, may be adversely affected;

(b) entered into otherwise than by way of a bargain at arm's length or is otherwise of an unusual or uncommon nature;

(c) is not enforceable by the Companies in accordance with its terms and conditions;

(d) which upon termination will result in a liability of any of the Companies to make a compensation, penalty or termination payment;

(e) which involves or is likely to involve expenditure by, or income of any of the Companies in excess of DM 250,000 or, in the case of long-term agreements, DM 250,000 per annum.

9.25.2 To the Vendor's Best Knowledge, neither the Companies nor a party with whom any of the Companies has entered into any Agreement, is in material default under such Agreement and there are no circumstances likely to give rise to any such default, provided that this clause 9.25.2 shall only relate to agreements of material and essential nature to the operations and/or conduct of business of any of the Companies.

INSOLVENCY/LITIGATION

9.26.1 None of the Companies is insolvent (in relation to Hartek within the meaning of Section 102 of the German Bankruptcy Code and in relation to Hartek Awagem within the meaning of the corresponding Austrian statutes) or over-indebted (in relation to Hartek within the meaning of Section 64 subparagraph 1 sentence 2 of the GmbHG and in relation to Hartek Awagem within the meaning of the corresponding Austrian statutes). No application for the opening of a bankruptcy proceeding (Konkursverfahren) or composition proceeding (Vergleichsverfahren) in respect of any of the Companies has been filed.

9.26.2 To the Vendor's Best Knowledge, none of the Companies is a plaintiff or defendant in or otherwise a party to any litigation, arbitration or administrative proceedings nor are there any litigation, arbitration or administrative proceedings threatened and there are no circumstances likely to give rise to any such proceedings, provided that this clause 9.26.2 shall only apply to litigious or other proceedings which are outside the ordinary course of business of any of the Companies.

RECENT EVENTS

9.27     Since 31 December 1994

(a) subject to the merger between Hartek and Kall-Mix-Drink GmbH in 1995, each of the Companies has carried on its business only in the ordinary and regular course (gewohnlicher und ordnungsgemasser
         Geschaftsbetrieb), on an arm's length basis and without interrupting or changing its nature, scope or manner;

(b) none of the Companies has transferred to any third party any part or line of its business or any business opportunities;

(c) there has been no material deterioration in the prospects or (except in the case of Hartek Awagem which anticipates a temporary shortfall in profits for the financial period ending on the Transfer Date) in the financial or business position or prospects or turnover of any of the Companies;

(d) no event of damage has arisen which affects the value of any of the Companies' assets or the operation of their business to a material extent; and

(e) no significant customer of or supplier to any of the Companies has ceased, or has indicated an intention to cease to deal (or to deal on a materially smaller scale) with the respective Company and, to the Best Knowledge of the Vendor, no such person is likely to do so.

DISCLOSURE

9.28 To the Vendor's Best Knowledge, all facts and circumstances material to the assets, business, operations, financial condition or prospects of any of the Companies have been disclosed to the Purchaser in this Agreement.

PURCHASER'S RIGHTS

BREACH OF GUARANTEES

10.1. If any of the Statements is wholly or partly incorrect, incomplete or misleading, the Vendor and the Guarantor shall jointly and severally indemnify and hold the Purchaser or, if the Purchaser so elects, any of the Companies or both harmless in respect of all liabilities, losses or damages resulting therefrom and in any case pay to the Purchaser or the Company or Companies, as the Purchaser elects, a sum equal to the amount which is necessary to put the Purchaser and the Company or Companies, as the case may be, into the position they would have been in had the Statements been correct, complete and not misleading (positives Interesse).

PURCHASER'S KNOWLEDGE

10.2 Any investigation made by, or knowledge of, the Purchaser and/or any of its advisers and/or any Managing Director or employee of any of the Companies shall not affect any rights and claims the Purchaser or any of the Companies may have against the Vendor.

LIMITATIONS

TIME LIMITATION

11.1 The Vendor shall not be liable in respect of any claims arising under clauses 7.1 or 10.1, unless the Purchaser has given notice in writing of the alleged claim to the Vendor:

(a) in the case of clause 7.1 above, within a period of four (4) months following the date of the assessments (or amended assessments) or the relevant administrative decisions or other measures of the tax or other authorities which result in any Tax Liability becoming unappealable (unanfechtbar wird); and

(b) in the case of clause 10.1 above within a period of eighteen (18) months beginning on the Transfer Date.

OTHER LIMITATIONS

11.2.1   Claims under clause 10 and clause 17 can be made only:

(a) if the amount of the particular claim resulting from a certain set of facts exceeds DM 50,000;

(b) if the total amount of claims exceeding DM 50,000 exceeds an aggregate of DM 200,000 it being understood that if such threshold is exceeded, not only the amount of the claims exceeding such threshold but all claims can be made; and

(c) to the extent that the total amount of claims will not exceed DM 8,000,000 (eight million deutschmarks).

11.2.2 Claims may be brought under clause 10 and clause 17 only to the extent that the matter is not specifically provided or reserved for in the Completion Accounts.

NON-APPLICABILITY OF LIMITATIONS

11.3     None of the limitations or exclusions of rights contained in clauses
11.1 and 11.2 above shall apply to a claim which is the result of fraud or wilful concealment on the part of the Vendor.

INTERIM PERIOD

12. In the period from the date hereof to the Transfer Date, the Vendor shall ensure (except to the extent otherwise agreed in writing with the Purchaser) that:

(a) the Companies shall carry on their business only in the ordinary and usual course and on arm's length terms;

(b) the Purchaser's representatives shall be allowed, upon reasonable notice and during normal business hours, access to the books and records of the Companies together with the right to take copies;

(c) no steps are taken or omissions made by it or the Companies which would result in any Statement being incorrect, incomplete or misleading if the Statement was repeated on or at any time before the Transfer Date by reference to the facts and circumstances then existing;

(d) none of the Companies enters into any commitment (or makes an offer which may lead to a contract or commitment) having a value or involving expenditure in excess of DM 200,000 or which is of a long term or unusual nature or which could involve an obligation of a material nature or which may result in any material change in the nature or scope of its operations; and

(e) none of the Companies acquires or disposes of, or agrees to acquire or dispose of; any business or any asset having a value in excess of DM 200,000 or enters into any Agreement, contract, arrangement or transaction (whether or not legally binding) other than in the ordinary and usual course of business.

RIGHT TO NAME

13. The Vendor agrees that the Companies and any enterprise from time to time connected with them within the meaning of Section 15 of the German Stock Corporation Act shall continue to be entitled to use the Companies' current firm names or similar names as part of their firm names after the Transfer Date.

PUBLICITY

14. Except as may be required by any applicable law or regulations (including those of stock exchanges in the U.S.A. and Finland), no announcement or disclosure in connection with the subject-matter or about any terms or conditions of this Agreement shall be made by any party hereto without the prior written consent of the other parties.

CONFIDENTIALITY

15. The Vendor shall, and shall ensure that all members of the Vendor Group (including all of their respective employees, advisers etc.) keep confidential and shall not, without the express written permission of the Purchaser, use at any time to the detriment of the Companies or the Purchaser any business secrets or other confidential information in respect of the Companies. For each case of a breach of this provision, the Vendor shall pay to the Purchaser a penalty in the amount of DM 100,000.00 (in words: one hundred thousand deutschmark). The provisions of this clause 15 shall be without prejudice to any rights the Purchaser may have to claim damages or to demand specific performance. Notwithstanding the first sentence of this clause 15, the Vendor shall be under no duty of confidentiality in respect of information which they can demonstrate:

(a)      is, at the time of disclosure, in the public domain; or

(b) has been lawfully disclosed by third parties who did not impose any restrictions on its further disclosure or use; or

(c) is required to be disclosed under any law, rule or regulation, or by any judgement, or order of any court or governmental body or agency having jurisdiction over the Vendor.

PARENT COMPANIES GUARANTEES

16.1 Hartwall Bolagen hereby unconditionally and irrevocably guarantees as an independent contractual obligation (im Wege eines selbstandigen Garantievertrages) the proper and punctual performance by the Vendor of all its obligations under or pursuant to this Agreement.

16.2 Scotsman hereby unconditionally and irrevocably guarantees as an independent contractual obligation (im Wege eines selbstandigen
Garantievertrages) the proper and punctual performance by the Purchaser of all its obligations under or pursuant to this Agreement.

OTHER REMEDIES

17. The remedies stipulated in this Agreement for the breach of any warranty, guarantee or other obligation of any of the parties hereto shall not exclude the application of any further remedy provided for under German or Austrian law in relation to the fulfillment or breach of any obligation hereunder Provided however that any right of the Purchaser to withdraw from the Agreement (Rucktrittsrecht) is expressly excluded and the provisions of clause 11.2.1(c) shall apply (mutatis mutandis) to remedies under this clause 17.

COSTS

18. Each party shall bear its own costs (in each case including the costs of legal, financial and other advisers) incurred in connection with the negotiation, preparation and implementation of this Agreement. The Purchaser shall bear the costs incurred in connection with the notarization of this Agreement.

NOTICES

WRITTEN NOTICES

19.1 Any notice or other communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by sending it by fax or registered post to the address and for the attention of the relevant party set out in clause 19.2 (or as otherwise notified from time to time hereunder). Any notice so served by fax or post shall be deemed to have been received:

(a)      in the case of fax, twelve (12) hours after the time of despatch;

(b) in the case of registered post, three days (3) from the date of posting.

ADDRESSES

19.2 The addresses of the parties for the purpose of clause 19.1 are as follows:

(a)      THE VENDOR:

         Address:                            Fokkerstraat 11, 2811 Reeuwijk
                                             Netherlands

         For the attention of:               Mr E. Hartwall

(b)      THE PURCHASER:

         Address:                            775 Corporate Woods Parkway
                                             Vernon Hills, Illinois  60061, USA

         For the attention of:               Mr D. Holmes

         Fax:                                001 708 634 8823

(c)      HARTWALL BOLAGEN:

         Address:                            00390 Helsinki 39
                                             Finland

         For the attention of:               Mr E. Hartwall

         Fax:                                00358 054 02420

(d)      SCOTSMAN:

         Address:                            775 Corporate Woods Parkway
                                             Vernon Hills, Illinois 60061, USA

         For the attention of:               Mr D. Holmes

         Fax:                                001 708 634 8823

SEVERABILITY, ENTIRE AGREEMENT, VARIATION

SEVERABILITY

20.1 If any provision of this Agreement (or any part thereof) is or becomes invalid, unenforceable or impracticable in whole or in part, the other provisions of this Agreement shall not be affected thereby. The invalid, unenforceable or impracticable provision shall be deemed to be replaced by a valid, enforceable and practicable provision the effect of which is as close as possible to the intended effect of the invalid, unenforceable or impracticable provision.

ENTIRE AGREEMENT

20.2 This Agreement sets forth the entire understanding between the parties regarding the subject-matter hereof Modifications or supplements to this Agreement are not binding unless they are executed in the legally required form and in any case in writing. The same applies to any modification or waiver of the requirements of this clause 20.2.

GOVERNING LAW, ARBITRATION, MISCELLANEOUS

GOVERNING LAW

21.1 This Agreement shall be governed by the laws of the Federal Republic of Germany and in relation to the assignment (dinglicher Rechtsubergang) of the Hartek Awagem Shares by the relevant mandatory provisions of Austrian law.

ARBITRATION

21.2 All disputes arising in relation to or in connection with the present Agreement, or for the breach thereof, shall be finally settled under the then valid Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The arbitration shall take place in Dusseldorf, Germany and shall be conducted in the English language. The Vendor and Hartwall Bolagen shall be jointly entitled to appoint not more than one arbitrator. The Purchaser and Scotsman shall be jointly entitled to appoint not more than one arbitrator.

ANCILLARY ACTS

21.3 The Vendor shall take all such measures as the Purchaser may from time to time reasonably require for the purpose of making the transfer of the Shares effective. The Vendor shall, upon reimbursement of reasonable costs and expenses incurred in connection therewith, assist the Purchaser in the enforcement of any rights against third parties, and in the defence of any claims brought by third parties, in relation to the Companies.

TRANSFER OF RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT

21.4 The Purchaser shall be entitled, after payment of the Purchase Price in accordance with clause 4.2, to transfer all rights and obligations under this Agreement to any of its affiliates (Vertragsubernahme) and the Vendor hereby irrevocably consents to any such transfer.

RIGHT OF CLAIM

21.5 Any of the Companies may bring claims against the Vendor under all provisions in this Agreement which operate to the benefit of the Companies and/or their affairs (Vertrag zu Gunsten Dritter) provided the Purchaser has given its consent thereto.

Frankfurt am Main, 21 December 1995

/s/ E. Hartwall                                         /s/ D. Holmes
---------------------------------                       ------------------------
HARTEK BEVERAGE HANDLING B.V.                           SCOTSMAN GROUP INC.
AS VENDOR                                               AS PURCHASER

/s/ E. Hartwall                                         /s/ D. Holmes
---------------------------------                       ------------------------
HARTWALL BOLAGEN AB                                     SCOTSMAN INDUSTRIES INC.
AS GUARANTOR                                            AS GUARANTOR


The above Agreement is hereby confirmed by the Parties to it after the assignment of the Shares in notarized form on 21 December 1995 at 3.48 pm.


/s/ E. Hartwall                                         /s/ D. Holmes
---------------------------------                       ------------------------
HARTEK BEVERAGE HANDLING B.V.                           SCOTSMAN GROUP, INC.
AS VENDOR                                               AS PURCHASER


/s/ E. Hartwall                                         /s/ D. Holmes
---------------------------------                       ------------------------
HARTWALL BOLAGEN AB                                     SCOTSMAN INDUSTRIES INC.
AS GUARANTOR                                            AS GUARANTOR


The above Agreement is hereby confirmed by the Parties to it again after the assignment of the Shares (including the notarization of assignment of the Hartek Awagem Shares) at 4.30 p.m.


/s/ E. Hartwall                                         /s/ D. Holmes
---------------------------------                       ------------------------
HARTEK BEVERAGE HANDLING B.V.                           SCOTSMAN GROUP, INC.
AS VENDOR                                               AS PURCHASER


/s/ E. Hartwall                                         /s/ D. Holmes
---------------------------------                       ------------------------
HARTWALL BOLAGEN AB                                     SCOTSMAN INDUSTRIES INC.
AS GUARANTOR                                            AS GUARANTOR